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EXHIBIT 8. OPINION OF WERNER & BLANK, LLC REGARDING TAX MATTERS.




July 18, 2002


Board of Directors
Ohio State Bancshares, Inc.
111 S. Main Street
Marion, Ohio  43302

Gentlemen:

You have asked that we furnish Ohio State Bancshares, Inc. (the "Company") an opinion of our firm with respect to certain tax issues in connection with the Company's proposed offering of 44,000 shares (the "Shares") of its common stock as specifically set forth in its Registration Statement on Form SB-2 and related prospectus (the "Prospectus") filed with the Securities and Exchange Commission. We have reviewed the Registration Statement and have made such investigation of laws and regulations that we have deemed necessary under the circumstances. All capitalized terms used but not defined herein shall have the same meaning as given to them in the Registration Statement on Form SB-2 of the Company, utilized in connection with the offering. Based upon our review and investigation, we are of the following opinion.

1. Neither the receipt nor the exercise of the rights (the "Rights") in the rights offering described in the Prospectus will result in taxable income to the shareholders of the Company who receive such Rights in connection with the offering;

2. No deductible loss will be realized if Rights are allowed to expire without exercise;

3. The tax basis of Shares acquired upon the exercise of Rights will be the subscription price; and

4. There is no allocation of an existing shareholders' tax basis in current Shares held to such shareholders' Rights, whether or not such Rights are exercised, because (based on the limited time period in which the shareholders have the option to exercise their Rights and the fact that the purchase price per share on the exercise of a Right is substantially equal to the per share price of the Shares sold in the Community Offering) the Company has determined that such value is zero. We understand that no independent determination of value of the Rights distributed has been made.

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We hereby consent to the filing of this opinion as an Exhibit to said
Registration Statement, as amended, and its reference under the caption, "FEDERAL INCOME TAX CONSIDERATIONS."

Very truly yours,


/s/ Werner & Blank, LLC
Werner & Blank, LLC